EXHIBIT 99.2

VICON INDUSTRIES, INC.

March 23, 2018

Cemtrex, Inc.

19 Engineers Lane

Farmingdale, New York 11735

Attention: Mr. Saagar Govil

                 President and Chief Executive Officer

Ladies and Gentlemen:

Reference is hereby made to the Securities Purchase Agreement, dated as of March 23, 2018 (the “Agreement”), by and between Cemtrex, Inc., a Delaware corporation (“Cemtrex”) and NIL Funding Corporation, a Delaware corporation (“Seller”) with respect to the purchase of certain securities of Vicon Industries, Inc., a New York corporation (the “Company”). Capitalized terms used but not otherwise defined in this letter (this “Side Letter”) shall have the meanings ascribed to them in the Agreement.

As of the date hereof, the Company and Cemtrex have determined to come to an agreement with respect to the composition of the Board of Directors of the Company (the “Board”) and certain other matters, as provided in this Side Letter. The Company and the Board deem the Agreement and the transactions contemplated thereby and the matters set forth in this Side Letter to be desirable and in the best interests of the Company and its shareholders. In connection with the Agreement, a true and correct copy of which has been provided to the Company by Cemtrex, and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as set forth in this Side Letter.

1. Board of Directors. The Company agrees that the Board and all applicable committees of the Board shall take all necessary actions to set the size of the Board to five (5) members upon the Closing. Upon the Closing, Julian A. Tiedemann, the Chairman of the Board, shall promptly resign as Chairman and as a member of the Board. The Company agrees that the Board and all applicable committees of the Board shall take all necessary actions to, upon the Closing, (i) appoint Saagar Govil and Aron Govil as directors of the Company and (ii) appoint Saagar Govil as Chairman of the Board.

2. Executive Officers. The Company agrees that the Board and all applicable committees of the Board shall take all necessary actions to, upon the Closing, (i) accept the resignation of John M. Badke from the position of Chief Executive Officer of the Company, or otherwise remove him from such position, and appoint him as the Chief Operating Officer of the Company (it being understood that he shall continue to serve as the Company’s Chief Financial Officer), and (ii) appoint Saagar Govil as the Chief Executive Officer of the Company, with such compensation as may be agreed to by the Board following the date hereof.

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3. Change of Control Provisions. The Company and the Board shall take all necessary actions to ensure that the transactions contemplated by the Agreement shall not trigger any “Change of Control” provisions and/or payments under any employment agreement between the Company and any employees (including, but not limited to, (i) the Employment and Deferred Compensation Agreement, dated January 2, 2006, between the Company and John M. Badke, as amended, and (ii) the Employment Agreement, dated August 7, 2006, between the Company and Bret M. McGowan) or any employee benefit plan (including, but not limited to, the 2007 Stock Incentive Plan). The Company and the Board shall further take all necessary actions to approve the Agreement and the transactions contemplated thereby and any other actions such that Section 912 of the New York Business Corporation Law shall not apply to Cemtrex following the Closing.

4. Condition Precedent. The obligations of the Company under this Side Letter shall be subject to the condition that Seller has waived all change of control provisions set forth in the NIL Credit Documents which may be triggered as a result of the transactions contemplated by the Agreement, which such waiver is set forth in Section 7.04 of the Agreement.

Neither party may sell, assign, transfer, or otherwise convey any of its rights or delegate any of its duties under this Side Letter. Neither this Side Letter nor any term hereof may be changed or waived (either generally or in a particular instance and either retroactively or prospectively) absent the written consent of each of the parties. No delay or omission to exercise any right, power, or remedy accruing to any of the parties hereto upon any breach or default by the other under this Side Letter shall impair any such right, power, or remedy nor shall it be construed to be a waiver of any such breach or default, or any acquiescence therein or in any similar breach or default thereafter occurring; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. THIS SIDE LETTER AND ITS ENFORCEMENT, AND ANY CONTROVERSY ARISING OUT OF OR RELATING TO THE MAKING OR PERFORMANCE OF THIS SIDE LETTER, SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAW OF THE STATE OF NEW YORK, WITHOUT REGARD TO NEW YORK’S PRINCIPLES OF CONFLICTS OF LAW. This Side Letter may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument and may be duly executed by the exchange of signatures via electronic means such as a .pdf.

[Signature Page Follows]

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If the above correctly reflects our understanding and agreement with respect to the foregoing matters, please so confirm by signing and returning to us a copy of this letter.

Sincerely,

VICON INDUSTRIES, INC.

By:	/s/John M. Badke
Name: John M. Badke
Title: CEO

Accepted and Agreed to:

CEMTREX, INC.

By:	/s/ Saagar Govil
Name:	Saagar Govil
Title:	President and Chief Executive Officer

Signature page to Side Letter

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